Exhibit 99.1

Press Release
For Further Information Contact:

INVESTORS:	MEDIA:
Byron Purcell	Susan Henderson
(717) 975-5809	(717) 730-7766

FOR IMMEDIATE RELEASE

Rite Aid Board Selects 1-for-20 of Reverse Stock Split Ratio

Common Stock to Begin Trading on a Split-adjusted Basis on April 22, 2019

CAMP HILL, Pa.  (April 10, 2019) - Rite Aid Corporation (NYSE: RAD) announced that its Board of Directors has approved a reverse stock split of the company’s common stock at a ratio of 1-for-20. The reverse stock split was previously approved by stockholders at a Special Meeting of Stockholders held on March 21, 2019.

Rite Aid's common stock will begin trading on a split-adjusted basis on the New York Stock Exchange (NYSE) at the market open on April 22, 2019. Once effective, the reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 1.08 billion to approximately 54 million.

No fractional shares will be issued as a result of the reverse stock split. In lieu thereof, the company’s transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective time at the then-prevailing prices on the open market. After the transfer agent’s completion of such sale, stockholders who would have been entitled to a fractional share as a result of the reverse stock split will instead receive a cash payment from the transfer agent in an amount equal to their respective pro rata share of the total proceeds of that sale.

The objective of the reverse stock split is to ensure that Rite Aid regains full compliance with the NYSE share price listing rule and maintains its listing on the NYSE. As previously announced, Rite Aid will regain compliance with the NYSE per share price listing rule if at the last trading day of any month during the six-month cure period, or at July 3, 2019, the end of the six-month cure period, the Company has at least a $1.00 share price and has maintained at least a $1.00 average closing share price over the preceding 30 consecutive trading days.

The trading symbol for Rite Aid's common stock will remain “RAD.” The new CUSIP number for Rite Aid's common stock following the reverse stock split is 767754 872.

-More-

Rite Aid Press Release – page 2

About Rite Aid Corporation
Rite Aid Corporation is one of the nation's leading drugstore chains with fiscal 2018 annual revenues of $21.5 billion. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

Important Notice Regarding Forward-Looking Statements

Statements in this release that are not historical, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the timing of the reverse stock split, the potential benefits of a reverse stock split, including but not limited to continued listing on the New York Stock Exchange, the potential for a higher stock price and any assumptions underlying any of the foregoing. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, the possibility that the reverse stock split may not have its intended effects and that factors unrelated to the reverse stock split may impact the per share trading price of our common stock; our ability to successfully execute and achieve benefits from our leadership transition plan and organizational restructuring, including our chief executive officer search process, and to manage the transition to a new chief executive officer and other management; the potential for operational disruptions due to, among other things, concerns of management, employees, current and potential customers, other third parties with whom we do business and shareholders; the success of any changes to our business strategy that may be implemented under our new chief executive officer and other management; our ability to achieve cost savings through the organizational restructurings within the anticipated timeframe, if at all; possible changes in the size and components of the expected costs and charges associated with the organizational restructuring plan and the outlook for and future growth of Rite Aid; our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements; general economic, industry, market, competitive, regulatory and political conditions; our ability to improve the operating performance of our stores in accordance with our long term strategy; the impact of private and public third-party payers continued reduction in prescription drug reimbursements and efforts to encourage mail order; our ability to manage expenses and our investments in working capital; outcomes of legal and regulatory matters; changes in legislation or regulations, including healthcare reform; and our ability to achieve the benefits of our efforts to reduce the costs of our generic and other drugs; risks related to the pending sale of the remaining Rite Aid distribution centers and related assets to Walgreens Boots Alliance, Inc., including the possibility that the transactions may not close, or the business of Rite Aid may suffer as a result of uncertainty surrounding the pending transactions. These and other risks, assumptions and uncertainties are more fully described in Item 1A (Risk Factors) of our most recent Annual Report on

-More-

Rite Aid Press Release – page 3

Form 10-K and in other documents that we file or furnish with the Securities and Exchange Commission, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Rite Aid expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

###